Exhibit 23.2
                         INDEPENDENT AUDITOR'S CONSENT



The Board of Directors
Central Illinois Financial Co., Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Central Illinois Financial Co., Inc. (CIFCO) of our report dated March 1, 1996, relating to the consolidated balance sheet of Central Illinois Financial Co., Inc. and subsidiaries as of December 31, 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year ended December 31, 1995 and the combination of the consolidated statements of income, changes in stockholders' equity, and cash flows for the year ended December 31, 1994, after restatement for the 1995 pooling of interests, which report appears in the December 31, 1996 annual report on Form 10-K of CIFCO.

KPMG Peat Marwick, LLP



St. Louis, Missouri
March 24, 1997